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                                                                    EXHIBIT 12.1


                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                      (in thousands, except ratio data)


                                                        6 MONTHS ENDED
                                                           JUNE 30,
                                                     --------------------
                                                       1998        1997       1997        1996        1995        1994        1993
                                                     -------     -------     ------      -------      -------    ------      ------
Pretax Income (Loss) from Continuing Operations:     (74,586)    101,759     6,001       309,153      172,262    90,076      44,789

Loss Recognized On Investment in Less than 50%
  Owned Person Accounted for under the Equity
  Method                                                   0           0         0             0            0         0           0

Minority Interest in the Loss of Majority-Owned
  Subsidiary                                               0           0         0             0            0         0           0

Fixed Charges:

Interest Expense and Amortization of Debt
  Discount                                            21,716      13,674    32,025        17,948        9,109     5,693       2,868

Amortization of Debt Expense                              50          27        81             0            0         0           0

Appropriate Portion of Rent Expense Related
  to Interest Charges                                  1,118       1,136      2,271        2,442        1,068       757         592
                                                     -------     -------     ------      -------       -------   ------      ------
Total Fixed Charges                                   22,884      14,837     34,377       20,390       10,177     6,450       3,460

Less: capitalized interest                                 0        (511)      (511)      (4,726)        (540)   (2,629)          0

Earnings (Loss) Before Income Taxes, Loss on
  Investment Accounted for Under Equity
  Method, Minority Interest, and Fixed Charges       (51,702)    116,085     39,867      324,817      181,899    93,897      48,249
                                                     -------     -------     ------      -------      -------    ------      ------
Ratio of Earnings to Fixed Charges                      -2.3x        7.8x       1.2x        15.9x        17.8x     14.6x       13.9x
                                                     =======     =======     ======      =======      =======    ======      ======



                                      II-5